Internet Stock Market Resources Inc. Has Completed Its Merger With Internet Stock Market Corp.

    ST. PETERSBURG, Fla., Oct. 28 /PRNewswire/ -- Internet Stock Market Resources (OTC Bulletin Board: ISMR), a Florida Corporation, has completed its merger with Internet Stock Market Corp., and joined forces to become the leader of financial on-line information services specializing in publicly trading companies and stock market-related topics. Through the merger Internet Stock Market has become a public entity trading on the OTC Bulletin Board.
    The strategic merger will create the web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on traded companies. The company is already profitable and represents numerous companies, with an unlimited capacity for membership.
    Internet Stock Market Resources Inc.,
(http://www.internetstockmarket.com), was formed to take advantage of the growing number of on-line public companies to disseminate their information to those potential investors in the financial community. The company is taking a unique approach of combining information in a product focused on the previously underserved small cap niche. ISMR's service is provided for both U.S. and foreign stocks.
    The company's information concerning a specific publicly traded company is supplied by the company upon becoming a member of ISMR and paying necessary fees to ISMR. Stock information and related financial material is included by ISMR at no extra charge, and listings are available for third parties to publish their stock-related information to be viewed by brokers, securities auditing firms and other securities professionals.
    ISMR's internet web site (http://www.internetstockmarket.com), generates approximately 1.5 million "hits" per month. Investors also have the option of easily accessing member companies by stock symbol, category, or name to receive the company's latest corporate profiles and trading information.

    ISMR Stock Data:
    Amount of shares in float:  300,000
    Amount of shares outstanding: 6,000,000
    OTC BB recent price range:  1 1/2-1 5/8
    Share Holders of record:  392
    Market Makers: Sharp Capital, Weinn Securities, Hill Thompson Securities, Paragon Securities, National Capital Securities, Nite Securities, Agean Securities
    Officers: A.N. Kyriakides, Chairman, Secretary; Budd Morris, President; Caroline Latta, Vice President; Summer Leigh, Assistant Vice President

    Recent Developments
    Internet Stock Market Resources, Inc. has received from
BENTEGESTGAUTGEN FINANCIALS the following recommended targeted price of $8.50.
    For further information, contact Investor Relations Department,
Corporate Offices, 813-896-9696, fax 813-822-9516, or e-mail
investorrelations@ismr.com

    Safe Harbor Statement

    This is not an offer to buy or sell securities. The information and/or opinions offered herein are presented for informational purposes only and should not be construed as investment advice. Such venture-oriented companies may carry a high involvement risk.




SOURCE  Internet Stock Market Resources, Inc.

Web Site: http://www.internetstockmarket.com (ISMR)